FieldPoint Petroleum Announces Acquisition of the Lusk Field, Lea County New Mexico

Thursday, March 25, 2004, 3:30 am ET

Austin, Texas, March 25/ PRNewswire-First Call/ FieldPoint Petroleum Corporation www.fppcorp.com (OTC Bulletin Board: FPPC-News) today announced the acquisition of working interest in the Lusk Field, Lea County New Mexico. The acquisition price is $850,000 for working interest of 87.5% to 100% in three wells and related equipment. The financing came from the Company's line of credit with its bank. Based upon engineering reports and certain standard assumptions this could add approximately 120,000 BOE in proved developed producing reserves net to FieldPoint, and positive cash flow outside of oil and gas production, from the salt water disposal facility. Effective April 1, 2004 FieldPoint Petroleum will take over operations.

"We are proud to control operations of this field along with current fields that we operate. The Big Muddy Field, Converse County, Wyoming the Giddings Field, Fayette County, Texas and the Serbin Field, Lee and Bastrop Counties, Texas. This acquisition meets all of our criteria of acquire-and-exploit strategy," states Ray Reaves, President and Chief Executive Officer for FieldPoint. "We expect this purchase to show an excellent rate of return based on existing production, but this field offers certain development potential, which may serve to increase our production, earnings, and cash flow from operations," commented Reaves.

As is its practice whenever it acquires a new property, FieldPoint plans to pursue an active redevelopment program in the Lusk Field within the next 60 days. FieldPoint plans to undertake several operations designed to increase production and current reserves including facilities improvement, production equipment upgrades, and wellbore optimization activities.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projection will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Oklahoma, Texas and Wyoming.

Contact: Ray D. Reaves, President (512) 250-8692
www.fppcorp.com